Exhibit 99.1
                           SJW CORP. ANNOUNCES
                     THIRD QUARTER FINANCIAL RESULTS
            Board Declares Quarterly Dividend on Common Stock

     SAN JOSE, CA, October 26, 2011 - SJW Corp. (NYSE: SJW) today reported financial results for the third quarter ended September 30, 2011. Operating revenue was $73.9 million in the quarter compared to $70.3 million in 2010. The $3.6 million increase in revenue reflects cumulative rate increases of $4.4 million, $221,000 in new customers, partially offset by lower customer usage (a $1.4 million impact), and $353,000 in higher revenue from real estate operations.

     Net income was $8.2 million and diluted earnings per common share were $0.44, compared to $10.8 million and $0.58 per share, respectively, in the third quarter of 2010.

     Water production costs for the quarter ended September 30, 2011 were $32.0 million compared to $30.2 million in 2010, an increase of $1.8 million. The increase in water production costs is primarily attributable to $2.2 million in a higher per unit cost for purchased water and groundwater extraction charges, partially offset by $266,000 in lower costs caused by reduced customer water usage and an $82,000 reduction in costs due to an increase in use of available surface water supply.

     Operating expenses, excluding water production costs, for the third quarter were $23.4 million compared to $22.3 million in 2010. The increase of $1.1 million reflects an additional $721,000 of depreciation expense, $436,000 of maintenance expenses and $341,000 more in taxes other than income tax, partially offset by a decrease of $352,000 in administrative and general expenses.

     In addition, 2010 income before taxes included $4.5 million gain on the sale of California Water Service group shares which did not recur in 2011. Income tax expense for the third quarter decreased to $5.4 million in 2011 from $7.3 million in 2010.

     Year-to-date operating revenue increased by $11.7 million to $176.6 million from $164.9 million in the first nine months of 2011. The increase was attributable to $8.9 million in cumulative rate increases, higher customer water usage (a $1.4 million impact), $544,000 in revenue from new customers and $910,000 in higher revenue from real estate operations.

     Year-to-date net income was $14.3 million, compared to $16.3 million in 2010. Diluted earnings per share were $0.76 in the first nine months of 2011, compared to $0.87 per diluted share for the same period in 2010.

     Year-to-date water production costs increased to $69.7 million from $66.4 million in 2010. The $3.3 million increase was primarily attributable to $2.4 million in a higher per unit cost for purchased water and groundwater extraction charges, $492,000 in higher costs related to customer water usage and $433,000 in increased costs due to decreased use of surface water supply. Operating expenses, excluding water production costs, increased $5.1 million to $69.0 million from $63.9 million. The increase was due to an increase in depreciation expense of $2.1 million, $1.3 million in administrative and general expenses, $895,000 in maintenance expenses and $788,000 in taxes other than income taxes.
Income tax expense decreased by $1.5 million year-to-date due to lower pre-tax income. Other (expense) income increased due to interest expense on new senior note borrowings. In addition, the Company recorded a pre-tax gain of $4.5 million in 2010 related to the sale of California Water Service Group shares. No similar sale occurred in 2011.

     The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.1725 per share. The dividend is payable on December 1, 2011 to shareholders of record on November 7, 2011.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.










     This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The results for a quarter are not indicative of results for a full year due to seasonality and other factors. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


                               SJW Corp.
  Condensed Consolidated Statements of Income and Comprehensive Income
                              (Unaudited)
                  (in thousands, except per share data)

                                 THREE MONTHS ENDED    NINE MONTHS ENDED
                                    SEPTEMBER 30           SEPTEMBER 30
                                    2011       2010       2011      2010
                                -----------------------------------------
OPERATING REVENUE               $ 73,914     70,347    176,617   164,886
OPERATING EXPENSE:
  Production Costs:
   Purchased water                19,182     16,574     39,279    33,728
   Power                           1,979      2,122      4,366     4,850
   Groundwater extraction charge   7,824      8,736     17,632    19,969
   Other production costs          3,030      2,726      8,442     7,832
                                -----------------------------------------
    Total production costs        32,015     30,158     69,719    66,379

  Administrative and general       9,882     10,234     29,176    27,861
  Maintenance                      3,331      2,895      9,855     8,960
  Taxes other than income          2,397      2,056      6,607     5,819
  Depreciation and amortization    7,803      7,082     23,389    21,263
                                -----------------------------------------
    Total operating expense       55,428     52,425    138,746   130,282
                                -----------------------------------------
OPERATING INCOME                  18,486     17,922     37,871    34,604

Gain on sale of California Water
  Service stock                        -      4,466         -      4,466
Interest on long-term debt
  and other                       (4,911)    (4,268)   (13,985)  (11,666)
                                -----------------------------------------
Income before income taxes      $ 13,575     18,120     23,886    27,404

Provision for income taxes         5,360      7,333      9,610    11,116
                                -----------------------------------------
NET INCOME                      $  8,215     10,787     14,276    16,288
                                =========================================
Other comprehensive loss, net       (227)    (1,881)      (210)   (2,608)
                                -----------------------------------------
COMPREHENSIVE INCOME            $  7,988      8,906     14,066    13,680
                                =========================================
Earnings per share
   -Basic                       $   0.44       0.58       0.77      0.88
   -Diluted                     $   0.44       0.58       0.76      0.87

Dividend per share              $   0.17       0.17       0.52      0.51

Weighted average shares outstanding
   -Basic                         18,587     18,537     18,578    18,528
   -Diluted                       18,803     18,752     18,788    18,738



                                       SJW Corp.
                        Condensed Consolidated Balance Sheets
                                      (Unaudited)
                                    (in thousands)

                                             September 30      December 31
                                                     2011             2010
ASSETS                                       -----------------------------
UTILITY PLANT:
  Land                                         $    8,579            8,579
  Depreciable plant and equipment               1,038,753        1,004,689
  Construction in progress                         24,684           10,103
  Intangible assets                                14,730           13,538
                                               ---------------------------
     Total utility plant                        1,086,746        1,036,909
Less accumulated depreciation and amortization    345,235          322,102
                                               ---------------------------
     Net utility plant                            741,511          714,807
                                               ---------------------------
Real estate investment                             89,108           88,943
Less accumulated depreciation and amortization     10,122            8,854
                                               ---------------------------
     Net real estate investment                    78,986           80,089
                                               ---------------------------
CURRENT ASSETS:
  Cash and equivalents                             43,069            1,730
  Accounts receivable and accrued
   unbilled utility revenue                        43,071           33,835
  Prepaid expenses and other                        3,055            2,462
                                               ---------------------------
    Total current assets                           89,195           38,027
                                               ---------------------------
OTHER ASSETS:
  Investment in California Water Service Group      6,820            7,177
  Debt issuance costs, net
    of accumulated amortization                     4,952            4,308
  Regulatory assets                                87,721           87,721
  Other                                             4,058            3,233
                                               ---------------------------
                                                  103,551          102,439
                                               ---------------------------
                                               $1,013,243          935,362
                                               ===========================
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common stock                                 $    9,683            9,662
  Additional paid-in capital                       24,404           23,443
  Retained earnings                               224,132          219,568
  Accumulated other comprehensive income            2,149            2,359
                                               ---------------------------
    Total shareholders' equity                    260,368          255,032
  Long-term debt, less current portion            344,502          295,704
                                               ---------------------------
    Total capitalization                          604,870          550,736
                                               ---------------------------
CURRENT LIABILITIES:
  Line of credit                                    5,500            4,000
  Current portion of long-term debt                 1,154            1,133
  Accrued groundwater extraction charge,
    purchased water and purchased power             9,588            4,854
  Accounts payable                                  6,687            5,487
  Accrued interest                                  5,440            5,244
  Other current liabilities                        10,324            8,437
                                               ---------------------------
    Total current liabilities                      38,693           29,155
                                               ---------------------------
DEFERRED INCOME TAXES AND CREDITS                 119,353          107,961
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS
  IN AID OF CONSTRUCTION                          190,550          190,155
POSTRETIREMENT BENEFIT PLANS                       52,634           50,213
OTHER NONCURRENT LIABILITIES                        7,143            7,142
                                               ---------------------------
                                               $1,013,243          935,362
                                               ===========================